Exhibit 99.1

FOR IMMEDIATE RELEASE	Monday, April 18, 2011
Gannett Co., Inc. Reports First Quarter Results
Reported Earnings per Diluted Share of $0.37, Non-GAAP Earnings per Diluted Share of $0.41
Net Cash Flow from Operating Activities Totaled $224 million
Free Cash Flow Totaled $216 million
McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) reported today that earnings per diluted share from continuing operations, on a GAAP (generally accepted accounting principles) basis, for the first quarter of 2011 were $0.37 compared to $0.48 for the first quarter of 2010. Results for both quarters included special items as noted below. Excluding these items, earnings per diluted share were $0.41 compared to $0.49 for the same quarter last year on the same basis.
Results for the first quarter of 2011 include $7.7 million of non-cash charges primarily associated with facility consolidations ($4.6 million after-tax or $0.02 per share) and $6.0 million in costs due to workforce restructuring ($3.9 million after-tax or $0.02 per share). Results for the first quarter of 2010 included a $2.2 million tax charge related to health care reform legislation and the resultant loss of tax deductibility for retiree health care costs covered by Medicare retiree drug subsidies ($0.01 per share).
“During the quarter, we continued to focus on enhancing content distribution on every platform and sales across platforms. The success of those efforts resulted in a 12 percent increase in company-wide digital revenue,” said Craig Dubow, chairman and chief executive officer. “Our Publishing segment results for the quarter reflect the current state of the domestic economy with strength in the auto and employment sectors. However, softness persists in certain sectors, particularly the real estate market here, and more broadly in the UK. Core advertising in Broadcasting continued the momentum seen in 2010. As a result, television revenues, when adjusted for the positive impact of the Olympics, the Super Bowl, which moved from CBS to Fox, and political spending in the first quarter last year, were up significantly. Our expenses were lower overall, reflecting our ongoing efforts to increase efficiencies particularly in the Publishing segment. The decline was offset, in part, by an increase in newsprint expense and higher Digital segment expenses associated with the substantial increase in revenues there.”
“We accelerated the pace of our strategic transformation efforts to further strengthen and position our company for growth,” he added. “During the quarter, we added two proven industry leaders to our management team in the critical roles of chief marketing officer and chief digital officer. We also launched our first corporate brand and advertising campaign which broadly communicates the full range, value and reach our powerful portfolio of products offers to consumers and business customers.”
As previously reported, the company completed the sale of The Honolulu Advertiser and its related assets as well as a small directory publishing operation during the second quarter of 2010. Results for the first quarter of 2010 exclude operating results from these former properties which have been reclassified to discontinued operations.
Amounts reported in accordance with GAAP are contained in Tables 1 and 2. Certain amounts and comparisons included in the following discussion of GAAP results are supplemented by discussions which exclude the effect of special items. Details of these special items and their effect on GAAP results are included on the Non-GAAP Financial Information Tables 3 through 6 attached to this news release. The company’s basis for providing discussions of non-GAAP results is noted below.
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CONTINUING OPERATIONS
Net income attributable to Gannett was $90.5 million in the first quarter while net income attributable to Gannett on a non-GAAP basis totaled $98.9 million. Reported operating income was $178.6 million and non-GAAP operating income totaled $192.2 million. Both amounts compared to $217.0 million in the first quarter last year. Operating cash flow (a non-GAAP term defined as operating income plus special items, depreciation and amortization) was $242.2 million in the quarter compared to $272.3 million in last year’s first quarter.
Reported operating revenues for the company totaled $1.3 billion in the first quarter, a decline of 3.7 percent compared to the first quarter last year. Digital segment growth was strong in the quarter. Publishing segment revenue results were impacted by softer ad demand. The absence of advertising associated with the Olympics, the Super Bowl and the elections that benefited the first quarter last year resulted in lower revenue in the Broadcasting segment.
Operating expenses including facility consolidation and workforce restructuring costs in the first quarter this year were down 0.9 percent compared to last year. Operating expenses on a non-GAAP basis were 2.2 percent lower and totaled $1.1 billion. The declines reflect the impact of efficiency efforts and facility consolidations in this and prior quarters. Cost reductions in the Publishing segment were offset, in part, by higher costs in the Digital segment associated with strong revenue growth and slightly higher expenses in the Broadcasting segment.
PUBLISHING
Publishing segment operating revenues totaled $929.8 million for the quarter compared to $991.5 million in the same quarter last year, a decline of 6.2 percent. Although softer ad demand, particularly in the UK, impacted revenue results in the quarter, digital advertising revenue improved in virtually all categories and classified advertising year-over-year comparisons improved sequentially within the quarter.
As noted, the company completed the sale of The Honolulu Advertiser and its related assets as well as a small directory publishing operation during the second quarter of 2010. Revenue associated with these businesses, now reflected as discontinued operations, totaled approximately $23 million in the first quarter of 2010.
Advertising revenues were $601.7 million in the quarter, a 7.3 percent decline from $649.3 million in the first quarter last year. In the U.S., advertising revenues declined 6.9 percent and at Newsquest, our operations in the UK, advertising revenues were 12.4 percent lower, in pounds.
Ad revenue percentage changes for the retail, national and classified categories for the publishing segment for the quarter were as follows:
First Quarter 2011 Year-over-Year Comparisons

			Total
			Publishing	Total
	U.S. Publishing	Newsquest	Segment	Publishing
	(including USA TODAY)	(in pounds)	(constant currency)	Segment

Retail	(7.1%)	(8.2%)	(7.2%)	(7.0%)
National	(11.1%)	(5.1%)	(10.6%)	(10.5%)
Classified	(3.4%)	(15.8%)	(6.9%)	(6.3%)

	(6.9%)	(12.4%)	(7.7%)	(7.3%)
Retail advertising comparisons in the first quarter this year were better than comparisons a year ago. Retail advertising was negatively impacted by severe weather conditions both here and in the UK and a later Easter this year.
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National advertising declined 10.5 percent in the quarter reflecting softer advertising demand at USA TODAY that, although lower overall, was volatile within the quarter. There was strong growth in the telecommunications and credit card categories in the quarter for USA TODAY, while several key categories including the entertainment, travel and technology categories declined compared to last year.
Publishing segment digital revenues, which are reflected in the retail, national and classified categories above, were significantly higher in the quarter reflecting the focus on cross-platform sales and the early success of the rollout of our Yahoo! initiative. U.S. Community Publishing digital revenues increased 13.3 percent in the quarter. Digital revenues at USA TODAY were 19.2 percent higher.
Classified advertising at our domestic publishing operations continued to benefit from strength in the automotive and employment categories which were up 6.1 percent and 7.3 percent, respectively. Employment advertising improved sequentially within the quarter and increased over 13 percent in March. The year-over-year comparisons for the real estate category in the U.S. were slightly better in the first quarter relative to the fourth quarter last year. Real estate ad demand, however, continued to lag reflecting continued softness in the real estate market nationwide.
The percentage changes in the classified categories for the first quarter of 2011 were as follows:
First Quarter 2011 Year-over-Year Comparisons

			Total
			Publishing	Total
	U.S.	Newsquest	Segment	Publishing
	Publishing	(in pounds)	(constant currency)	Segment
Automotive	6.1%	(11.8%)	2.9%	3.4%
Employment	7.3%	(29.8%)	(7.7%)	(6.7%)
Real Estate	(18.5%)	(5.6%)	(14.2%)	(13.5%)
Legal	(16.0%)	—	(16.0%)	(16.0%)
Other	(5.1%)	(10.9%)	(7.1%)	(6.4%)

	(3.4%)	(15.8%)	(6.9%)	(6.3%)
Reported Publishing segment operating expenses totaled $812.2 million compared with $827.0 million in the first quarter last year. The decline was primarily the result of continuing efficiency efforts and facility consolidations offset, in part, by a 12.5 percent increase in newsprint expense and $13.6 million of special items described above. Substantially higher usage prices in the quarter were offset partially by a 9.9 percent consumption decline. Newsprint usage price comparisons in the second quarter of 2011 are expected to be unfavorable, however, less so than in the first quarter, and consumption is expected to be lower.
Reported Publishing segment operating income totaled $117.6 million compared with $164.4 million in the first quarter of 2010. Publishing segment operating income on a non-GAAP basis was $131.2 million in the quarter and operating cash flow totaled $162.5 million.
BROADCASTING
Broadcasting revenues (which include Captivate) were $163.9 million in the quarter, a decline of only $3.6 million from $167.5 million in the first quarter last year which benefited from $24.1 million in advertising associated with the Olympics, the Super Bowl and politics.
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Television revenues were $158.3 million compared to $161.3 million last year, a decline of $3.0 million reflecting primarily the absence of $18.6 million in Olympic spending that benefitted our NBC affiliated stations in the first quarter of 2010 as well as $3.3 million in politically related advertising and $2.2 million in ad demand related to the Super Bowl which moved from CBS to Fox. Total adjusted television revenues, defined to exclude the incremental impact of these events, were up 7.3 percent. Retransmission revenues totaled $19.5 million in the quarter, an increase of 25.7 percent from the first quarter last year. Based on current trends, we expect total television revenues for the second quarter of 2011 to be flat compared to the second quarter of 2010. Television revenues in 2010’s second quarter benefited from $11.7 million in politically related advertising. Excluding the incremental impact of political spending, the percentage increase in total television revenues in the second quarter this year compared to the second quarter last year is expected to be in the mid-single digits.
Broadcasting segment operating expenses totaled $100.4 million in the quarter, up 1.4 percent from $99.0 million in the first quarter last year. As a result, operating income was $63.5 million and operating cash flow totaled $70.9 million.
DIGITAL
Digital segment operating revenues were $157.6 million in the quarter, up 12.1 percent from the same quarter last year reflecting primarily higher employment advertising demand at CareerBuilder. Operating expenses were just 3.1 percent higher and totaled $141.5 million. As a result, Digital segment operating income was $16.1 million, an increase of $12.7 million compared to the first quarter last year. Operating cash flow more than doubled to $23.5 million compared to $11.4 million a year ago.
Digital revenues company-wide including the Digital segment and all digital revenues generated by the other business segments increased 12.4 percent and totaled $251.3 million and were approximately 20 percent of total operating revenues.
NON-OPERATING ITEMS
The company’s equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures.
The $2.9 million increase in equity income in unconsolidated investees reflects better results for certain newspaper partnerships and certain digital investments.
Interest expense was $3.2 million higher in the quarter and totaled $46.6 million compared to $43.5 million for the first quarter last year. The increase was due to significantly lower average debt balances offset by higher average interest rates associated with longer term, fixed rate debt.
Net cash flow from operating activities was $224.1 million while free cash flow (a non-GAAP measure) totaled $216.4 million in the quarter. The balance of long term debt at quarter end was $2.2 billion, a reduction of $164 million from year end. Total cash at the end of the first quarter was $142 million.
At the end of the quarter, Gannett had more than 100 domestic publishing web sites, including USATODAY.com, one of the most popular newspaper sites on the Web and the iPad. The company also had web sites in all of its 19 television markets. In March, Gannett’s consolidated domestic Internet audience share was 52.6 million unique visitors reaching 24.7 percent of the Internet audience, according to Comscore Media Metrix. Newsquest is also an Internet leader in the UK where its network of web sites attracted over 85 million monthly page impressions from approximately 10.6 million unique users in March. CareerBuilder’s unique visitors in the first quarter averaged 24.4 million, an increase of 21 percent from the first quarter last year.
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USE OF NON-GAAP INFORMATION
The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.
In this earnings report, the company discusses non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special expense items consisting of workforce restructuring expenses, facility consolidation expenses and a non-cash charge the company incurred in the first quarter of 2010 related to the tax impact of health care reform legislation. The company believes that such expenses are not indicative of normal, ongoing operating expenses and their inclusion in results impacts performing meaningful comparisons between periods and with peer group companies. Workforce restructuring and facility consolidation expenses primarily relate to incremental expenses the company has incurred to consolidate production facilities and centralize functions. These expenses include workforce restructuring and related benefit costs and accelerated depreciation. Overall, the company incurred $14 million of expenses related to these items during the first quarter of 2011. The $2 million tax charge incurred in the first quarter of 2010 relates to the impact of major healthcare reform legislation enacted in early 2010 that resulted in the loss of tax deductibility of certain healthcare costs.
The company also discusses operating cash flow, a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of its businesses. This non-GAAP measure is calculated by adding the expenses associated with the special expense items described above, as well as depreciation and amortization, to operating income as reported on a GAAP basis. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments.” The company uses free cash flow because it believes this measure presents a useful business metric to evaluate the liquidity generated by its businesses.
Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company’s peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons.
Tabular reconciliations for the non-GAAP financial measures are contained in Tables 3 through 6 attached to this news release.
As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the Investor Relations section of the company’s web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-877-856-1962 and international callers should dial 719-325-4842 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 3513321. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 3513321. Materials related to the call will be available through the Investor Relations section of the company’s web site Monday morning.
About Gannett
Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.
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Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.
Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.
# # # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Robin Pence
Director, Investor Relations	Vice President of Corporate Communications
703-854-6917 jheinz@gannett.com	703-854-6049 rpence@gannett.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands (except per share amounts)
Table No. 1

	Thirteen	Thirteen
	weeks ended	weeks ended	% Inc
	Mar. 27, 2011	Mar. 28, 2010	(Dec)
Net Operating Revenues:
Publishing advertising	$601,736	$649,335	(7.3)
Publishing circulation	268,213	279,000	(3.9)
Digital	157,594	140,638	12.1
Broadcasting	163,882	167,488	(2.2)
All other	59,836	63,124	(5.2)

Total	1,251,261	1,299,585	(3.7)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	717,515	732,109	(2.0)
Selling, general and administrative expenses, exclusive of depreciation	297,547	295,133	0.8
Depreciation	41,638	47,351	(12.1)
Amortization of intangible assets	8,289	7,962	4.1
Facility consolidation charges	7,656	—	* **

Total	1,072,645	1,082,555	(0.9)

Operating income	178,616	217,030	(17.7)

Non-operating (expense) income:
Equity income in unconsolidated investees, net	3,458	533	* **
Interest expense	(46,629)	(43,473)	7.3
Other non-operating items	1,297	(523)	* **

Total	(41,874)	(43,463)	(3.7)

Income before income taxes	136,742	173,567	(21.2)
Provision for income taxes	38,600	54,813	(29.6)

Income from continuing operations	98,142	118,754	(17.4)
Income from the operation of discontinued operations, net of tax	—	560	* **

Net income	98,142	119,314	(17.7)
Net income attributable to noncontrolling interest	(7,649)	(2,135)	* **

Net income attributable to Gannett Co., Inc.	$90,493	$117,179	(22.8)

Income from continuing operations attributable to Gannett Co., Inc.	$90,493	$116,619	(22.4)
Income from the operation of discontinued operations, net of tax	—	560	* **

Net income attributable to Gannett Co., Inc.	$90,493	$117,179	(22.8)

Earnings from continuing operations per share — basic	$0.38	$0.49	(22.4)
Earnings from discontinued operations
Discontinued operations per share — basic	—	—	* **

Net income per share — basic	$0.38	$0.49	(22.4)

Earnings from continuing operations per share — diluted	$0.37	$0.48	(22.9)
Earnings from discontinued operations
Discontinued operations per share — diluted	—	0.01	* **

Net income per share — diluted	$0.37	$0.49	(24.5)

Weighted average number of common shares outstanding
Basic	239,712	237,447	1.0
Diluted	243,308	240,613	1.1

Dividends per share	$0.04	$0.04	—

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
Table No. 2

	Thirteen weeks ended	Thirteen weeks ended	% Inc
	Mar. 27, 2011	Mar. 28, 2010	(Dec)
Net Operating Revenues:
Publishing	$929,785	$991,459	(6.2)

Digital	157,594	140,638	12.1

Broadcasting	163,882	167,488	(2.2)

Total	$1,251,261	$1,299,585	(3.7)

Operating Income (net of depreciation, amortization and facility consolidation charges):
Publishing	$117,597	$164,433	(28.5)

Digital	16,085	3,350	* **

Broadcasting	63,459	68,495	(7.4)

Corporate	(18,525)	(19,248)	(3.8)

Total	$178,616	$217,030	(17.7)

Depreciation, amortization and facility consolidation charges:
Publishing	$38,920	$35,028	11.1

Digital	7,424	8,077	(8.1)

Broadcasting	7,459	8,193	(9.0)

Corporate	3,780	4,015	(5.9)

Total	$57,583	$55,313	4.1

Operating Cash Flow:
Publishing	$156,517	$199,461	(21.5)

Digital	23,509	11,427	* **

Broadcasting	70,918	76,688	(7.5)

Corporate	(14,745)	(15,233)	(3.2)

Total	$236,199	$272,343	(13.3)

Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation, amortization and facility consolidation charges. See Table No. 5 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)
The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.
Tables No. 3 through No. 6 reconcile the non-GAAP financial measures to the most directly comparable GAAP measure.
Table No. 3

				Non-GAAP
	GAAP Measure	Special Items		Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 27, 2011	restructuring	charges	Mar. 27, 2011

Cost of sales and operating expenses, exclusive of depreciation	$717,515	$(4,795)	$—	$712,720
Selling, general and administrative expenses, exclusive of depreciation	297,547	(1,172)	—	296,375
Facility consolidation charges	7,656	—	(7,656)	—
Operating expenses	1,072,645	(5,967)	(7,656)	1,059,022
Operating income	178,616	5,967	7,656	192,239
Income before income taxes	136,742	5,967	7,656	150,365
Provision for income taxes	38,600	2,100	3,100	43,800
Net income	98,142	3,867	4,556	106,565
Net income attributable to Gannett Co., Inc.	90,493	3,867	4,556	98,916
Net income per share — diluted	$0.37	$0.02	$0.02	$0.41

				Non-GAAP
	GAAP Measure	Special Items		Measure
	Thirteen	Tax change		Thirteen
	weeks ended	for health care	Discontinued	weeks ended
	Mar. 28, 2010	legislation	operations	Mar. 28, 2010

Cost of sales and operating expenses, exclusive of depreciation	$732,109	$—	$—	$732,109
Selling, general and administrative expenses, exclusive of depreciation	295,133	—	—	295,133
Operating expenses	1,082,555	—	—	1,082,555
Operating income	217,030	—	—	217,030
Income before income taxes	173,567	—	—	173,567
Provision for income taxes	54,813	(2,200)	—	52,613
Net income	119,314	2,200	(560)	120,954
Net income attributable to Gannett Co., Inc.	117,179	2,200	(560)	118,819
Net income per share — diluted	$0.49	$0.01	$(0.01)	$0.49

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
Table No. 4

				Non-GAAP
	GAAP Measure	Special Items		Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 27, 2011	restructuring	charges	Mar. 27, 2011
Operating Income
Publishing	$117,597	$5,967	$7,656	$131,220
Digital	16,085	—	—	16,085
Broadcasting	63,459	—	—	63,459
Corporate	(18,525)	—	—	(18,525)

Total Operating Income	$178,616	$5,967	$7,656	$192,239

Depreciation, amortization and facility consolidation charges
Publishing	$38,920	$—	$(7,656)	$31,264
Digital	7,424	—	—	7,424
Broadcasting	7,459	—	—	7,459
Corporate	3,780	—	—	3,780

Total depreciation, amortization and facility consolidation charges	$57,583	$—	$(7,656)	$49,927

Operating Cash Flow (a)
Publishing	$156,517	$5,967	$—	$162,484
Digital	23,509	—	—	23,509
Broadcasting	70,918	—	—	70,918
Corporate	(14,745)	—	—	(14,745)

Total Operating Cash Flow	$236,199	$5,967	$—	$242,166

(a)	Refer to Table No. 5.

				Non-GAAP
	GAAP Measure	Special Items		Measure
	Thirteen		Facility	Thirteen
	weeks ended	Workforce	consolidation	weeks ended
	Mar. 28, 2010	restructuring	charges	Mar. 28, 2010
Operating Income
Publishing	$164,433	$—	$—	$164,433
Digital	3,350	—	—	3,350
Broadcasting	68,495	—	—	68,495
Corporate	(19,248)	—	—	(19,248)

Total Operating Income	$217,030	$—	$—	$217,030

Depreciation and amortization
Publishing	$35,028	$—	$—	$35,028
Digital	8,077	—	—	8,077
Broadcasting	8,193	—	—	8,193
Corporate	4,015	—	—	4,015

Total depreciation and amortization	$55,313	$—	$—	$55,313

Operating Cash Flow (a)
Publishing	$199,461	$—	$—	$199,461
Digital	11,427	—	—	11,427
Broadcasting	76,688	—	—	76,688
Corporate	(15,233)	—	—	(15,233)

Total Operating Cash Flow	$272,343	$—	$—	$272,343

(a)	Refer to Table No. 5.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
Table No. 5
“Operating cash flow,” a non-GAAP measure, is defined as operating income plus depreciation, amortization and facility consolidation charges. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.
A reconciliation of these non-GAAP amounts to the company’s operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company’s consolidated statements of income, follows:
Thirteen weeks ended March 27, 2011

					Consolidated
	Publishing	Digital	Broadcasting	Corporate	Total

Operating cash flow	$156,517	$23,509	$70,918	$(14,745)	$236,199
Less:
Depreciation	(27,114)	(3,466)	(7,278)	(3,780)	(41,638)
Amortization	(4,150)	(3,958)	(181)	—	(8,289)
Facility consolidation charges	(7,656)	—	—	—	(7,656)

Operating income as reported (GAAP basis)	$117,597	$16,085	$63,459	$(18,525)	$178,616

Thirteen weeks ended March 28, 2010

					Consolidated
	Publishing	Digital	Broadcasting	Corporate	Total

Operating cash flow	$199,461	$11,427	$76,688	$(15,233)	$272,343
Less:
Depreciation	(31,437)	(3,920)	(7,979)	(4,015)	(47,351)
Amortization	(3,591)	(4,157)	(214)	—	(7,962)

Operating income as reported (GAAP basis)	$164,433	$3,350	$68,495	$(19,248)	$217,030

Table No. 6
“Free cash flow” is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.
Free cash flow is a non-GAAP liquidity measure that is defined as “Net cash flow from operating activities” as reported on the statement of cash flows reduced by “Purchase of property, plant and equipment” as well as “Payments for investments” and increased by “Proceeds from investments.” The company uses free cash flow because it believes this measure presents a useful business metric to evaluate the liquidity generated by its businesses.

Thirteen
weeks ended
Mar. 27, 2011

Net cash flow from operating activities	$224,082
Purchase of property, plant and equipment	(12,628)
Payments for investments	(475)
Proceeds from investments	5,465

Free cash flow	$216,444